Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
SECOND QUARTER 2010 FINANCIAL RESULTS

▪	Quarterly net sales rise 10.5% to $282 million
▪	Net income increases 42% to $14.8 million
▪	Second quarter 2010 diluted EPS increases 37% to $0.26

BRISTOL, Conn., August 2, 2010 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the second quarter 2010.  The Company reported net income of $14.8 million, or $0.26 per diluted share, compared to $10.4 million, or $0.19 per diluted share in the second quarter of 2009.  Barnes Group’s second quarter 2010 sales totaled $281.9 million, an increase of 10.5 percent from $255.2 million in the second quarter of 2009.

($ millions; except	Three months ended June 30,					Six months ended June 30,
per share data)	2010	2009	Change			2010	2009	Change
Net Sales	$281.9	$255.2	$26.7	10.5%		$560.0	$517.4	$42.7	8.2%
Operating Income	$23.7	$14.1	$9.5	67.4%		$43.3	$34.6	$8.7	25.3%
% of Sales	8.4%	5.5%	-	2.9	pts.	7.7%	6.7%	-	1.0	pt.
Net Income	$14.8	$10.4	$4.4	41.9%		$26.7	$21.9	$4.7	21.7%
% of Sales	5.3%	4.1%	-	1.2	pts.	4.8%	4.2%	-	0.6	pts.

Net Income Per Diluted Share	$0.26	$0.19	$0.07	36.8%		$0.47	$0.41	$0.06	14.6%

“We continue to benefit from improved economic conditions, particularly within our industrial and automotive manufacturing businesses,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.  “Double-digit sales growth coupled with a continued focus on an efficient cost structure through lean initiatives has provided a 67 percent improvement to our operating profit this quarter.

“Economic growth, along with a continuation of strong order rates, should allow us to build upon our success,” said Milzcik.  “However, we continue to remain cautious.  While the level of activity within our distribution and aerospace aftermarket businesses improves, the rate of growth is slow.  As a result, our outlook for the full year 2010 remains the same with full year diluted earnings per share in the range of $0.90 to $1.10, based on current and anticipated market conditions.”

Logistics and Manufacturing Services

•
Second quarter 2010 sales at Logistics and Manufacturing Services were $138.5 million, an increase of 1 percent from $136.6 million in the same period last year.  The increase in sales was driven primarily by revenue growth in the North American distribution businesses as macro-economic conditions, including industrial production, continued to improve.  The European based distribution

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business experienced a decline in sales compared to the same period last year.  In addition, the aerospace aftermarket business continued to experience the adverse effects of ongoing deferred maintenance and lower aircraft utilization, though sequential activity improved slightly.  Foreign exchange negatively impacted second quarter 2010 sales by $1.2 million.

•
Operating profit was $10.2 million, compared with $12.5 million in the second quarter of 2009.  Operating profit was driven lower primarily by reduced sales volumes in the higher margin aerospace aftermarket businesses and increased personnel costs, including the investments in additional sales personnel, in the distribution businesses.  Partially offsetting these declines was the impact of the lower cost structures resulting from previous actions, primarily in the distribution businesses, and the beneficial impact of higher sales in the distribution businesses.  Operating margin was 7.3 percent compared to 9.1 percent in the prior year.

Precision Components
•
Second quarter 2010 sales at Precision Components were $146.6 million, up 22 percent from $120.3 million in the same period last year.  Year-over-year sales growth continued to be driven by improved market demand primarily from increases in the industrial manufacturing businesses in North America and Europe and from improvements in the transportation industry, including automotive.  Sales in the aerospace original equipment manufacturing business declined compared to the second quarter of 2009 due to lower military sales.  Foreign exchange negatively affected sales by $0.6 million in the second quarter.  Order rates within Precision Components businesses experienced a significant increase over the prior year and outpaced sales for the third consecutive quarter, as increased activity levels within all three key end markets, transportation, industrial, and aerospace original equipment manufacturing, improved.

•
Operating profit for the second quarter of 2010 increased significantly to $13.5 million, as compared with $1.7 million in the second quarter of 2009.  The higher operating profit was due primarily to the higher sales levels in 2010, lower cost structures resulting from previous actions, and initiatives focused on cost savings and cost containment.  Operating margin was 9.2 percent compared to 1.4 percent in the prior year.

Conference Call
The Company will conduct a conference call with investors to discuss second quarter 2010 results at 8:30 a.m. ET today, August 2, 2010.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  Founded in 1857, over 4,800 dedicated employees at locations on four continents worldwide are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or

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customers that we serve; changes in market demand for our products and services; successful integration of acquired businesses; introduction of new products or transfer of work; changes in raw material prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended June 30,			Six months ended June 30,
	2010	2009	% Change	2010	2009	% Change

Net sales	$281,892	$255,201	10.5	$560,029	$517,352	8.2

Cost of sales	177,821	165,712	7.3	355,844	332,878	6.9
Selling and administrative expenses	80,389	75,343	6.7	160,836	149,871	7.3

	258,210	241,055	7.1	516,680	482,749	7.0

Operating income	23,682	14,146	67.4	43,349	34,603	25.3

Operating margin	8.4%	5.5%		7.7%	6.7%

Other income	18	2,501	(99.3)	235	2,659	(91.2)
Interest expense	4,978	6,004	(17.1)	10,097	11,941	(15.4)
Other expenses	1,083	686	57.9	1,622	1,263	28.4

Income before income taxes	17,639	9,957	77.2	31,865	24,058	32.5

Income taxes (benefit)	2,815	(490)	NM	5,213	2,152	NM

Net income	$14,824	$10,447	41.9	$26,652	$21,906	21.7

Common dividends	$4,390	$8,493	(48.3)	$8,787	$16,863	(47.9)

Per common share:
Net income:
Basic	$0.27	$0.20	35.0	$0.48	$0.41	17.1
Diluted	0.26	0.19	36.8	0.47	0.41	14.6
Dividends	0.08	0.16	(50.0)	0.16	0.32	(50.0)

Average common shares outstanding:
Basic	55,546,969	53,377,592	4.1	55,470,721	53,058,524	4.5
Diluted	56,339,770	53,642,123	5.0	56,152,953	53,277,490	5.4

Note - 2009 second quarter and year-to-date Other income included a $2,288 gain on the purchase of certain convertible debt and income taxes included the related tax expense of $868.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended June 30,			Six months ended June 30,
	2010	2009	% Change	2010	2009	% Change
Net Sales

Logistics and Manufacturing Services	$138,460	$136,565	1.4	$273,742	$279,237	(2.0)

Precision Components	146,604	120,323	21.8	292,385	241,519	21.1

Intersegment sales	(3,172)	(1,687)	(88.0)	(6,098)	(3,404)	(79.1)

Total net sales	$281,892	$255,201	10.5	$560,029	$517,352	8.2

Operating profit

Logistics and Manufacturing Services	$10,173	$12,455	(18.3)	$18,497	$26,906	(31.3)

Precision Components	13,509	1,691	NM	24,852	7,697	NM

Total operating profit	23,682	14,146	67.4	43,349	34,603	25.3

Interest income	58	159	(63.4)	155	317	(51.0)

Interest expense	(4,978)	(6,004)	(17.1)	(10,097)	(11,941)	(15.4)

Other income (expense), net	(1,123)	1,656	NM	(1,542)	1,079	NM

Income before income taxes	$17,639	$9,957	77.2	$31,865	$24,058	32.5

Note - 2009 second quarter and year-to-date Other income (expense), net included a $2,288 gain on the purchase of certain convertible debt.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	June 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$14,345	$17,427
Accounts receivable	176,543	160,269
Inventories	196,931	190,792
Deferred income taxes	8,173	23,630
Prepaid expenses and other current assets	11,478	10,562

Total current assets	407,470	402,680

Deferred income taxes	45,922	30,650
Property, plant and equipment, net	213,004	224,963
Goodwill	358,930	373,564
Other intangible assets, net	295,585	303,689
Other assets	19,061	16,444

Total assets	$1,339,972	$1,351,990

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$1,855	$4,595
Accounts payable	96,223	85,588
Accrued liabilities	75,540	73,538
Long-term debt - current	119,166	25,567

Total current liabilities	292,784	189,288

Long-term debt	224,038	321,306
Accrued retirement benefits	110,733	118,693
Other liabilities	34,107	37,990

Stockholders' equity	678,310	684,713

Total liabilities and stockholders' equity	$1,339,972	$1,351,990

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	Six months ended June 30,
	2010	2009
Operating activities:
Net income	$26,652	$21,906
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	26,082	25,783
Amortization of convertible debt discount	2,805	3,284
(Gain) loss on disposition of property, plant and equipment	422	(170)
Gain on repurchase of convertible notes	--	(2,288)
Stock compensation expense	3,546	1,927
Withholding taxes paid on stock issuances	(89)	(167)
Changes in assets and liabilities:
Accounts receivable	(21,868)	(17,191)
Inventories	(8,674)	36,171
Prepaid expenses and other current assets	(2,680)	1,978
Accounts payable	12,353	(2,677)
Accrued liabilities	5,351	(3,952)
Deferred income taxes	(1,396)	(270)
Long-term retirement benefits	(7,389)	(14,868)
Other	(2,284)	(1,573)

Net cash provided by operating activities	32,831	47,893

Investing activities:
Proceeds from disposition of property, plant and equipment	157	343
Capital expenditures	(15,060)	(19,627)
Other	(1,726)	(1,216)

Net cash used by investing activities	(16,629)	(20,500)

Financing activities:
Net change in other borrowings	(2,565)	(5,221)
Payments on long-term debt	(137,493)	(83,876)
Proceeds from the issuance of long-term debt	131,400	73,000
Proceeds from the issuance of common stock	3,522	905
Common stock repurchases	(4,059)	(314)
Dividends paid	(8,787)	(16,863)
Other	(108)	(432)

Net cash used by financing activities	(18,090)	(32,801)

Effect of exchange rate changes on cash flows	(1,194)	572

Decrease in cash and cash equivalents	(3,082)	(4,836)

Cash and cash equivalents at beginning of period	17,427	20,958

Cash and cash equivalents at end of period	$14,345	$16,122